Exhibit 10.2

2016 RSU Award Notice and Agreement

RESTRICTED STOCK UNIT AWARD NOTICE

HMS Holdings Corp.

2016 Omnibus Incentive Plan

Dear <Participant Name>,

Congratulations, HMS Holdings Corp. (the “Company”) has granted you restricted stock units (“RSUs”) under the Company’s 2016 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”). An RSU entitles you to receive a share of the Company’s common stock at a future date, assuming that you satisfy the terms and conditions of the Plan and the attached implementing Restricted Stock Unit Award Agreement (the “Award Agreement”). We would like you to have an opportunity to share in the success of the Company through this RSU award under the Plan. The following represents a brief description of your individual award.

Restricted Stock Unit Award Summary:

Date of Grant	<Date>
RSU Shares	<Number of Shares Covered by the RSUs Granted>
Vesting	[One-sixth/one-fourth/one-third] of the RSU Shares shall vest on the first, second and third anniversaries of the Date of Grant[, with the remainder vesting in accordance with the applicable schedule for the Performance RSUs set forth in Appendix B to the Award Agreement]. Each of those dates is a “Vesting Date.”
Participant Management-Level	<Management level of Participant at Date of Grant>

•	You have been granted RSUs for shares of the Company’s common stock (“Shares”) for the total number of Shares specified under “RSU Shares” in the chart above.

•	The potential value of your RSUs increases if the price of the Company’s stock increases, but you also have to continue to provide services to the Company (except as the Award Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

•	You will not receive the Shares represented by the RSUs unless and until the RSUs vest. Your RSUs vest as provided in the chart above under “Vesting,” assuming you remain an employee or a member of the Board of Directors of the Company and subject to the terms in the Award Agreement.

•	Once you have received the Shares, you will own them and may decide whether to hold the stock, sell the stock or give the stock to someone as a gift.

•	Additional details regarding your RSU award are provided in the Plan and the Award Agreement.

You can access the Merrill Lynch website, including updates and additional information at: https://www29.benefits.ml.com/login/login.aspx. Please email EquityAdministration@hms.com with any questions regarding the Merrill Lynch website.

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR EMPLOYEES

HMS Holdings Corp.

2016 Omnibus Incentive Plan

HMS Holdings Corp. (the “Company”) has granted you, the individual named in the attached Restricted Stock Unit Award Notice (the “Award Notice”), restricted stock units (the “RSUs”) under the HMS Holdings Corp. 2016 Omnibus Incentive Plan (as it may be amended from time to time) (the “Plan”), the terms of which are incorporated by reference herein in their entirety. Each RSU lets you receive a share (an “RSU Share”) of the Company’s common stock (the “Shares”) and is subject in all respects to the applicable provisions of the Plan, the Award Notice and this Restricted Stock Unit Award Agreement (the “Award Agreement”). Any term used in this Award Agreement that is not specifically defined herein or in the Award Notice shall have the meaning specified in the Plan.

Please refer to the attached Award Notice for individualized details regarding your RSU award, including the Date of Grant, the total number of RSU Shares granted to you, and the schedule for Vesting and applicable vesting dates (the “Vesting Dates”).

The Plan document and the Prospectus for the Plan are available on the Merrill Lynch website. The Company’s Registration Statement on Form S-8, the Company’s Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review under the Investor Relations tab on the Company’s web site (http://investor.hms.com/financials.cfm). You may also obtain paper copies of these documents, without charge, upon request to the Company’s Corporate Secretary, 5615 High Point Drive, Irving, Texas 75038, telephone: 972-916-2380.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, vesting of the RSUs, the value of the Shares or of these RSUs, or the Company's prospects. The Company is not providing any advice regarding tax consequences to you or your decisions regarding the RSUs; you agree to rely only upon your own personal advisors.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE RSUS OR THE SECURITIES THAT MAY BE RECEIVED UNDER THEM WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Vesting Schedule	Your RSUs become nonforfeitable (“Vested”) as provided in the Award Notice, assuming that you remain an employee of the Company or a member of the Company’s Board of Directors (the “Board”) through each Vesting Date. For purposes of this Award Agreement, employment with the Company will include employment with any Affiliate whose employees are then eligible to receive awards under the Plan. Unless the Compensation Committee (the “Committee”) of the Board determines otherwise, if an entity employing you ceases to be an Affiliate, your employment with the Company will be treated as ended even though you continue to be employed by that entity.

Unless otherwise specified in your employment or separation agreement, if your employment or service ends as a result of your disability, your RSUs will become fully vested on your termination of employment. For this purpose “disability” means permanent and total disability as defined by Section 22(e)(3) of the Internal Revenue Code. Unless otherwise specified in your employment or separation agreement, if your employment ends as a result of your death, your RSUs (including the Performance RSUs) will immediately vest in full upon your death.

If your employment or service ends as a result of Retirement, you will be treated as continuing in service for vesting purposes until the earlier to occur of (i) the second anniversary of your Retirement and (ii) the last of the applicable Vesting Dates (the “Retirement Period”). Unless determined by the Committee otherwise, any unvested RSUs on the last day of the Retirement Period shall be forfeited. “Retirement” for the purpose of this Award Agreement means cessation of employment or service on or after attaining age 60 and completing five years of service with the Company.

Change in Control	In addition to any terms and conditions under your employment or separation agreement, if applicable, in the event a Change in Control occurs, the RSUs, including any Performance RSUs, will be treated as provided in Section 11 of the Plan (and, if applicable, your employment or separation agreement) if within 24 months following the Change in Control, your employment or service ends on (i) a termination without Gross Misconduct, (ii) a resignation for good reason as specified under your employment agreement, if applicable, or (iii) Retirement.

Termination due to Misconduct	If the Company terminates your employment or service for Gross Misconduct, the RSUs will immediately terminate without regard to whether they are then Vested in whole or in part. “Gross Misconduct” for purposes of this Award Agreement: (i) shall have the same meaning as “cause” in your employment or separation agreement if you have an employment or separation agreement with the Company and cause is defined in such agreement; or (ii) if you do not have an employment or separation agreement or your agreement does not define cause, “gross misconduct” shall mean the occurrence of one of the following events: (A) your conviction or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor) or with respect to your employment to any misdemeanor (other than a traffic violation), (B) theft or embezzlement of assets of the Company or an Affiliate, or (C) violation of the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any Affiliate to which the Plan participant is a party, including the terms of Appendix A.

Distribution Date	Subject to any overriding provisions in the Plan, you will receive a distribution of the shares of common stock of the Company (“Shares”) equivalent to your Vested RSU Shares as soon as practicable following the date(s) on which they become Vested (with the actual date being the "Distribution Date”) and, in any event, no later than 30 days following an applicable Vesting Date, unless the Committee determines that you may make a timely deferral election to defer distribution to a later date and you have made such an election (in which case the deferred date will be the “Distribution Date”).

Vesting that accelerates after a Change in Control will only accelerate the Distribution Date if and to the extent permitted under Section 409A of the Internal Revenue Code (“Section 409A”).

Restrictions and Forfeiture	You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the RSUs or RSU Shares until the RSU Shares are distributed to you. Any attempted Transfer that precedes the Distribution Date is invalid.

Unless otherwise specified in your employment or separation agreement, this Award Agreement, or the Committee determines otherwise, if your employment or service with the Company terminates for any reason before your RSUs are Vested, then you will forfeit the unvested RSUs (and the Shares to which they relate) to the extent that the RSUs do not otherwise vest as a result of the termination in accordance with the rules in the Vesting Schedule section above. The forfeited RSUs will then immediately revert to the Company. You will receive no payment for the RSUs if you forfeit them.

Taxes and Withholding	The RSUs provide tax deferral, meaning that the RSU Shares are not taxable until you actually receive the RSU Shares on or around the Distribution Date. You will then owe taxes at ordinary income tax rates as of the Distribution Date at the Shares' value. As an employee of the Company, you may owe FICA and HI (Social Security and Medicare) taxes before the Distribution Date.

The issuance of Shares under the RSUs is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the United States, any applicable Federal, state, and local taxes). The Company may take any action permitted under Section 14(c) of the Plan to satisfy such obligation, including, as permitted by the Committee, satisfying the tax obligations by (i) reducing the number of RSU Shares to be issued to you by that number of Shares (valued at their Fair Market Value on the date of distribution) that would equal all taxes required to be withheld (at their minimum withholding levels, except as otherwise permitted by the Committee or the Board), (ii) accepting payment of the withholdings directly from you or from a broker in connection with a sale of the RSU Shares, or (iii) taking any other action under Section 14(c) of the Plan.

Compliance with Law	The Company will not issue the RSU Shares if doing so would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the RSU Shares in violation of applicable law.

Additional Conditions to Receipt	The Company may postpone issuing and delivering any RSU Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the RSU Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to receive the RSU Shares after your death is entitled to do so;

your complying with any requests for representations under the Plan; and/or your complying with any Federal, state, or local tax withholding obligations.

Additional Representations from You	If the vesting provisions of the RSUs are satisfied and you are entitled to receive RSU Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the RSU Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the RSU Shares for your own account and not with a view to reselling or distributing the RSU Shares; and

agree that you will not sell, transfer, or otherwise dispose of the RSU Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the RSU Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on Employment or Other Relationship	Nothing in this Award Agreement restricts the Company’s rights or those of any of its Affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its Affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Limited Status	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the RSU Shares, unless and until the RSU Shares have been issued to you on the Distribution Date. You will not receive dividends with respect to the RSUs, but the Company will credit additional whole or fractional RSUs to this grant equal to the result of dividing (i) the product of the total number of RSUs credited to you under this grant on the record date for such dividend (and not yet distributed in Shares) and the per share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to shareholders. The additional RSUs will be or become Vested to the same extent as the RSUs that resulted in the crediting of such additional units and may be paid out in cash or Shares under the timing rules provided in Section 8(e) of the Plan.

Voting	You may not vote the RSUs. You may not vote the RSU Shares unless and until the Shares are distributed to you or for your account.

No Effect on Running Business	You understand and agree that the existence of the RSUs will not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Section 409A	The RSUs are intended to comply with the requirements of Section 409A and must be construed consistently with that section. Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the RSUs Vest in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company, and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the distribution of RSU Shares under such RSUs will result in the imposition of additional tax under Section 409A if distributed to you within the six month period following your separation from service, then the distribution under such accelerated RSUs will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such RSU Shares or benefits except to the extent specifically permitted or required by Section 409A. In no event may the Company or you defer the delivery of the RSU Shares beyond the date specified in the Distribution Date section, unless such deferral complies in all respects with Treasury Regulation Section 1.409A-2(b) related to subsequent changes in the time or form of payment of nonqualified deferred compensation arrangements, or any successor regulation. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or distributions under this Award Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

Unsecured Creditor	The RSUs create a contractual obligation on the part of the Company to make a distribution of the RSU Shares at the time provided for in this Award Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive distributions hereunder is that of an unsecured general creditor of Company.

Governing Law	The laws of the State of Delaware will govern all matters relating to the RSUs without regard to the principles of conflict of laws, except as otherwise specified herein or in an appendix attached hereto.

Clawbacks	The Committee may cancel these RSUs if you have engaged in or are engaging in activity that is in conflict with or adverse to the interest of the Company while employed by or providing services to the Company or any subsidiary, including fraud or conduct contributing to any financial restatements or irregularities. The Committee may cause you to forfeit any compensation, gain or other value realized thereafter on the vesting or settlement of these RSUs or the sale of Shares acquired in respect of the RSUs, and must promptly repay such amounts to the Company. You agree that the Committee may require you to promptly repay to the Company any amount in excess of what you should have received under the terms of the RSUs for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error). Furthermore, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NASDAQ or any other securities exchange or inter-dealer quotation service on which the Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, these RSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.

Restrictive Covenants	Attached to this Award Agreement is Appendix A regarding your applicable “Restrictive Covenants” (as defined therein). Your confirmation of receipt of these RSUs provides your consent to the Restrictive Covenants and to the additional clawback rules set forth in Appendix A.

Notices	Unless the Company specifies another method of transmitting notice, any notice to the Company under this Award Agreement must be sent in writing, by hand or by mail, to the office of the Company’s Corporate Secretary at the Company’s then corporate headquarters. The Company will address any notices to you using its standard electronic communications methods, or to your current office or home address, as reflected in the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company may also change the address for notice by general announcements to the Plan participants.

Amendment	The Committee may amend the RSUs without your consent provided that it concludes such amendment is not materially adverse to you, is required for compliance with Section 409A, or is permitted under Section 12 of the Plan.

Plan Governs	Wherever a conflict may arise between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of RSU Shares and other terms of the RSUs from time to time as the Plan provides.

Electronic Execution of Award Agreement	You, by your electronic execution of this Award Agreement, agree to the terms and conditions contained herein, including the terms set forth in Appendix A [and, if applicable, Appendix B], and further agree to execute any documents requested by the Company required to effect the conversion of the RSUs into Shares.

Appendix A

Restrictive Covenants

<Insert Applicable Restrictive Covenants>

Appendix B

Performance RSUs for Executive Vice Presidents and Senior Vice Presidents

<Insert Applicable Vesting Schedule>